Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

To CoolBrands International Inc.

We hereby consent to the incorporation of our report dated December 9, 2005 (except for Note 17 which is as of December 23, 2005), relating to the consolidated financial statements of CoolBrands International Inc. which are included in this Form 20-F.

"BDO Dunwoody LLP"

BDO Dunwoody LLP
Chartered Accountants, Licensed Public Accountants
Toronto, Ontario

August 31, 2007